UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2025 (September 23, 2025)

Silexion Therapeutics Corp
(Exact name of registrant as specified in its charter)

Cayman Islands	001-42253	N/A
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

12 Abba Hillel Road Ramat-Gan, Israel	5250606
(Address of principal executive offices)	(Zip Code)

+972-3-7564999
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.0135 per share	SLXN	The Nasdaq Stock Market LLC
Warrants exercisable for Ordinary Shares at an exercise price of $1,552.50 per share	SLXNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Nasdaq Confirmation of Restoration of Compliance with Shareholders' Equity and Minimum Bid Price Listing Requirements

On September 23, 2025, Silexion Therapeutics Corp. (the “Company”) received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) (the “Compliance Letter”) confirming that the Company has demonstrated compliance with both Nasdaq Listing Rule 5550(b)(1), which requires an issuer, such as the Company, listed on the Nasdaq Capital Market to maintain shareholders’ equity of at least $2.5 million (the “Equity Requirement”), and Nasdaq Listing Rule 5550(a)(2), which requires a listed issuer, such as the Company, to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”).

As previously reported, following a hearing with the Nasdaq Hearings Panel (the “Panel”) on June 26, 2025, the Company received a favorable decision letter from the Panel on July 7, 2025, granting the Company’s request to continue its listing on Nasdaq, subject to the Company demonstrating compliance with the Equity Requirement by September 19, 2025. As affirmed by the Company in its Current Report on Form 8-K filed on September 15, 2025, the Company completed a series of financing transactions, which collectively increased the Company’s shareholders’ equity on a pro forma basis as of July 31, 2025 by $10.3 million to approximately $9.41 million as of September 15, 2025.

Also as previously reported, on July 18, 2025, the Company received a letter from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that, for the 30 consecutive business days preceding the letter, the closing bid price of the Company’s ordinary shares was below the minimum $1.00 per share required for compliance with the Minimum Bid Price Requirement. The Staff indicated in the letter that the Panel would consider the bid price deficiency in its decision as to whether to enable the Company to remain listed on the Nasdaq Capital Market. Following shareholder approval at the Company’s reconvened annual general meeting on July 14, 2025, the Company effected a 1-for-15 reverse share split on July 29, 2025, and since that time, the closing price of the Company’s ordinary shares has been above $1.00.

Based on the above-described evidence of the Company’s restoration of compliance with each of the Equity Requirement and the Minimum Bid Price Requirement, Nasdaq issued the Compliance Letter confirming that the Company is now in compliance with each of those requirements for continued listing on The Nasdaq Capital Market.

Pursuant to Nasdaq Listing Rule 5815(d)(4)(B), the Company will be subject to a mandatory panel monitor until September 23, 2026. If, within that one-year monitoring period, the Staff finds the Company again out of compliance with the Equity Requirement, notwithstanding Nasdaq Listing Rule 5810(c)(2), the Company would not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and the Staff would not be permitted to grant additional time for the Company to regain compliance with respect to that deficiency, nor would the Company be afforded an applicable cure or compliance period pursuant to Nasdaq Listing Rule 5810(c)(3). Instead, the Staff would issue a “Delist Determination Letter” and the Company would have an opportunity to request a new hearing with the initial Panel or a newly convened hearings panel if the initial Panel is unavailable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILEXION THERAPEUTICS CORP

Date: September 25, 2025	By: /s/ Ilan Hadar
	Name:	Ilan Hadar
	Title:	Chief Executive Officer